Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Strengthens Board of Directors with Addition of Elizabeth Mora

Goleta, California, May 24, 2021 —Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, announced today that Elizabeth (Beth) Mora has been appointed to its Board of Directors, effective May 24, 2021. In addition, Ms. Mora was appointed as a member of the Board’s Audit Committee.  She will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2024.  Ms. Mora fills the vacancy on the Board and the Board’s Audit Committee created by the resignation of R. Scott Greer, who resigned effective May 24, 2021.  Mr. Greer had served as a member of Inogen’s Board since 2015. In connection with this transition, Mr. Loren McFarland, an existing member of the Audit Committee, was appointed as Chairperson of the Board’s Audit Committee and Ms. Mora was appointed as a member of the Board’s Audit Committee, in each case effective May 24, 2021.

“I am excited to welcome Beth to Inogen and believe that her financial and business acumen will benefit our board of directors,” said Nabil Shabshab, Inogen’s CEO and President. "We believe her expertise will be a significant asset as we continue to refine and execute on our strategic plan to enhance the freedom and independence of oxygen therapy patients worldwide and further expand our product and service offerings. Additionally, Beth’s experience in managing large and complex organizations with a focus on diversity and inclusion will provide a great source of guidance and partnership as we build the Inogen of the future.”

"I am delighted to be working with Inogen’s capable and inspired executive team and Board of Directors," said Ms. Mora. “Their best-in-class portable oxygen concentrators provide enhanced freedom and independence to oxygen therapy patients worldwide, and I look forward to contributing to the next phase of Inogen’s growth and helping to increase patient access to our technologies, expand the business, and enhance shareholder value."

Ms. Mora previously served as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory from 2008 to 2020. Previously, Ms. Mora served in a variety of leadership roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance, Associate Vice President, Research Administration, and Director, Office for Sponsored Research. Prior to that, Ms. Mora served at Coopers and Lybrand LLP (PricewaterhouseCoopers) as Senior Manager, from 1992 to 1997 and as an Audit Senior and Manager, from 1989 to 1992. Since 2017, Ms. Mora has served as an advisory board member for Cambridge Bancorp (NASDAQ: CATC). Ms. Mora currently serves on the board of directors of MKS Instruments (NASDAQ: MKSI) and Everest Consolidator LLC. Ms. Mora holds a Bachelor of Arts from the University of California, Berkeley, and an MBA from Simmons College. Ms. Mora holds an active CPA license in the Commonwealth of Massachusetts. Ms. Mora also previously served on the audit committee of Greater Boston Parents, Families, and Friends of Lesbians and Gays (PFLAG) organization, where Ms. Mora and her wife Susan reside.

Added Dr. Heath Lukatch, Inogen’s Chairman of the Board of Directors, “I want to welcome Beth to Inogen’s board and I would like to thank Scott Greer for his extensive contributions to Inogen over the past six years. Scott was an integral member of our team leading our audit committee. While we are sad to see him go we wish him well on his future endeavors.”

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements concerning or implying Inogen’s future financial performance, trends and opportunities affecting Inogen, and the ability of management personnel and our board of directors, individual and as a whole, to contribute to increasing patient access to our products and technologies, expanding our business, and increasing value for our shareholders. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the risks related to the COVID-19 public health emergency (PHE); the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera and the integration of New Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the Tidal Assist© Ventilator (TAV); the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition of New Aera, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.  These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Investor Relations & Media Contact:

Ali Bauerlein

ir@inogen.net